Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Cascade Coaching Corp on Form SB-2-A2 of our report dated July 11, 2005 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com Houston, Texas

March 7, 2006